Free Writing Prospectus

Corning Natural Gas Corporation

Filed pursuant to Rule 433

To Registration Statement on

Form S-1 No. 333-166008

July __, 2010

Re: 2010 Subscription Rights Offering

President's Letter

TO OUR SHAREHOLDERS:

The Company is pleased to extend, to all our shareholders, a right to purchase one share of Corning Natural Gas common stock for each ten shares that you currently own at a price of $18.00 per share (prospectus enclosed). Included also is the right to oversubscribe for additional shares, if you so choose (although there is no guarantee that sufficient shares will be available to satisfy all oversubscription requests). As is explained in the prospectus, the rights offering is intended to both strengthen our financial condition and fund infrastructure projects. Such projects include extending the ability of the company to participate in Marcellus Shale gas transportation, as well as, funding infrastructure improvement projects required by the New York State Public Service Commission.

Please read the prospectus carefully and contact Stanley Sleve, our Corporate Secretary, or Registrar and Transfer Company, our transfer agent, with any questions you have before you complete the subscription rights certificate. You are under no obligation to exercise your rights and you can transfer or sell them if you so choose.

Sincerely,

/s/ Mike German

Michael I. German

President & CEO

Note: Corning Natural Gas Corporation has filed a registration statement, including the attached prospectus, with the Securities and Exchange Commission for the offering of subscription rights and the shares of common stock that may be purchased upon exercise of such rights, as described in the prospectus. Before you decide to exercise a subscription right, you should read the prospectus and the other documents we have filed with SEC for more complete information about the Company and the offering. You may get these documents for free by visiting the SEC website's EDGAR system at www.sec.gov Alternatively, the Company or Registrar and Transfer Company will arrange to send you another copy of the prospectus and any documents incorporated by reference in the registration statement by calling 1-800-368-5948.